Exhibit 10.4

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 24, 2025, by and between GenFlat Holdings, Inc., a Delaware Corporation (the “Company”), and William R. Benz (the “Executive”).

WHEREAS, the Company wishes to procure the services of Executive under the terms and conditions set forth and Executive wishes to be employed on these terms and conditions.

WHEREAS, the parties to this Agreement wish to enter into a written expression of their relationship as employer and employee.

THEREFORE, in consideration of the agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

Employment

1.1. Employment. The Company agrees to employ Executive, and Executive accepts employment with the Company, on and subject to the terms and conditions set forth in this Agreement. The period during which Executive is employed by the Company is referred to herein as the “Employment Period.” The effective date on which Executive’s Employment Period ends for any reason or no reason is referred to herein as the “Termination Date.” The Employment Period will commence on the closing date of the Company’s anticipated public offering of securities made pursuant to the Company’s Form S-1 Registration Statement expected to be filed with the U.S. Securities and Exchange Commission (the “Commencement Event”). In the event the Commencement Event does not occur by [*], this Agreement shall automatically be null and void without any further action by the Company or Executive.

1.2 At-Will Employment. The Company and Executive understand and agree that Executive is employed at-will, and either Executive or the Company can terminate their employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice.

ARTICLE 2

Duties

2.1. Position and Duties. The Company agrees to employ Executive to act as its Chief Financial Officer. Executive shall be responsible for performing such duties for the Company as are customarily associated with such position for a similar situated company. Executive agrees that he will serve the Company faithfully and to the best of his ability during the Employment Term, under the direction of the Chief Executive Officer of the Company. The Company and Executive may jointly from time to time to change the nature of Executive’s duties and job title.

2.2. Time Devoted to Work. Executive agrees that he will devote all of the necessary business time, attention, and energies, as well as Executive’s best talents and abilities to the business of the Company in accordance with the Company’s instructions and directions. Executive may engage in other business activities unrelated to the Company during the Employment Term so long as such other business activities do not interfere with the terms and conditions of this Agreement.

ARTICLE 3

Place of Employment

Executive shall perform his duties under this Agreement at 1983 N. Berra Blvd., Tooele, UT 84074 or at a location of his choosing approved by the Board of Directors.

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ARTICLE 4

Compensation of Executive

4.1. Base Compensation. For all services rendered by Executive under this Agreement, the Company agrees to pay Executive the rate of $175,000 per year, which shall be payable to Executive not less frequently than monthly, or as is consistent with the Company’s practice for its other employees.

4.2. Other Compensation. Executive shall receive other compensation as more fully described in Appendix A, attached hereto and made a part hereof.

4.3. Reimbursement for Business Expenses. Subject to the approval of the Company, the Company shall promptly pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing Executive’s duties and obligations under this Agreement, but only if Executive properly accounts for expenses in accordance with the Company’s policies.

4.4 Bonus Compensation. Executive shall be eligible to receive bonus compensation to be determined by the Board of Directors from time to time at its sole discretion, as more fully described in Appendix A.

4.5 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the date of this Agreement or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

ARTICLE 5

Personal Time Off (PTO) and Other Paid Absences

5.1. Personal Time Off (PTO). Executive shall be entitled to PTO that the Company may offer to similarly situated employees from time to time. Nothing in this Agreement shall prohibit the Company from modifying or terminating its PTO plan in a manner that does not discriminate between Executive and other Company employees.

5.2. Holidays. Executive shall be entitled to the paid holidays that the Company may offer to similarly situated employees from time to time. Nothing in this Agreement shall prohibit the Company from modifying or terminating its paid holidays plan in a manner that does not discriminate between Executive and other Company employees.

ARTICLE 6

Fringe Benefits

Executive shall be entitled to participate in and receive benefits from all of the Company’s employee benefit plans that are now, or in the future may be, maintained by the Company for its employees, including, without limitation, the Company’s health insurance plan. No amounts paid to Executive from an employee benefit plan shall count as compensation due Executive as base salary or additional compensation. Nothing in this Agreement shall prohibit the Company from modifying or terminating any of its employee benefit plans in a manner that does not discriminate between Executive and other Company employees. Executive will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

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ARTICLE 7

Maintenance of Liability Insurance

So long as Executive shall serve as an executive officer of the Company pursuant to this Agreement, the Company shall obtain and maintain in full force and effect a policy of director’s and officer’s liability insurance in reasonable amounts from an established and reputable insurer. In all policies of such insurance, Executive shall be named as an insured in such manner as to provide Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors.

ARTICLE 8

Termination of Employment

8.1. Termination of Employment. Executive’s employment hereunder shall automatically terminate upon (i) his death; or (ii) Executive voluntarily leaving the employ of the Company with 30 days prior written notice.

8.2. Termination For Executive’s Failure to Meet Performance Standard. Executive’s employment with the Company shall terminate, at the Company’s discretion, upon written notice to Executive if the Company terminates his employment hereunder for “cause”. For purposes hereof, “cause” shall include (i) Executive’s willful malfeasance, misfeasance, nonfeasance or gross negligence, (ii) any willful misrepresentation or concealment of a material fact made by Executive in connection with this Agreement; or (iii) the willful breach of any covenant made by Executive in this Agreement.

8.3 Severance. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to six (6) months of Executive's base compensation as provided for in Section 4.1. Such severance payment shall be paid in six (6) equal monthly payments commencing with the first payroll following such Termination Date.

8.4 Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid base compensation through the Termination Date; (ii) any accrued but unused vacation or paid time off in accordance with the Company’s policy; (iii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 4.3; and (iv) all other payments or benefits (if any) to which Executive is entitled under the terms of any Company benefit plan or arrangement.

8.5 Cause. For purposes of this Agreement, “Cause” shall include (i) Executive’s willful malfeasance, misfeasance, nonfeasance or gross negligence, (ii) any willful misrepresentation or concealment of a material fact made by Executive in connection with this Agreement; or (iii) the willful breach of any covenant made by Executive hereunder.

8.6 Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material diminution in Executive’s base compensation unless the base compensation of a majority of other Company executives is also proportionately reduced; or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement. In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within sixty (60) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Notice Period”), and; (iii) the termination date must occur within thirty (30) days after the expiration of the Notice Period.

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ARTICLE 9

Confidential Information

9.1. Confidential Information. Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

9.2 Confidential Information Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

9.3 Company Creation and Use of Confidential Information. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of shipping and logistics. Executive understands and acknowledges that as a result of these efforts, the Company has created and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

9.4 Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to the Chief Executive Officer.

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9.5 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

9.6 Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

9.7 Prior Employment Agreements. Executive represents and warrants to the Company that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement; or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business or the services rendered by the Executive under this Agreement.

ARTICLE 10

Restrictive Covenants

10.1 Acknowledgement. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special, or extraordinary because of his leadership skills and experience in the shipping and logistics industry that is necessary to move the Company into its next level of performance. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

10.2 This Article 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Chief Executive Officer.

10.3 Non-Solicitation of Employees. Executive understands and acknowledges that the Company has a legitimate business interest in retaining its employees, in particular those who are crucial to the growth and development of the Company. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of one (1) year, to run consecutively, beginning on the last day of Executive’s employment with the Company.

10.4 Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. Executive understands and acknowledges that loss of this customer relationship and/or will cause significant and irreparable harm. Executive agrees and covenants, during for a period of one (1) year, to run consecutively, beginning on the last day of Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

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ARTICLE 11

Construction

Executive acknowledges and agrees that the covenants and agreements contained in Articles 9 and 10 of this Agreement are the essence of this Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of the Company. Executive further acknowledges and agrees that: (i) each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Agreement; (ii) the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement; and (iii) in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator, as the case may be, is specifically authorized to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable to the maximum enforceable restriction permitted by law.

ARTICLE 12

Remedies

In the event of a breach or threatened breach by Executive of Article 9 or Article 10 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

ARTICLE 13

Proprietary Rights

13.1 Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

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13.2 Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

13.4 No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

ARTICLE 14

Security

14.1 Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his/her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

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ARTICLE 15

Publicity

Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

ARTICLE 16

Notices

Any notice given under this Agreement to either party shall be made in writing. Notices shall be deemed given when (i) delivered by hand or document delivery service, (ii) sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Executive:

At the most recent address for Executive on file at the Company

Company:

GenFlat Holdings, Inc.,

Attn: Drew Hall

1983 N. Berra Blvd.

Tooele, UT 84074

Email: dhall@genflat.com

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

ARTICLE 17

Binding Agreement

17.1. Company’s Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

17.2. Executive’s Successors. This Agreement shall inure to the benefit and be enforceable by Executive’s personal representatives, legatees, and heirs. If Executive dies while amounts are still owed, such amounts shall be paid to Executive’s legatees or, if no such person or persons have been designated, to Executive’s estate.

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ARTICLE 18

Waivers

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE 19

Entire Agreement

This instrument contains the entire agreement of the parties pertaining to the employment of Executive by the Company. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the employment of Executive by the Company other than those specifically included in this Agreement.

ARTICLE 20

Amendment of Agreement

No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by the Company shall be effective unless it is approved by the Company’s Board of Directors and signed by an officer specifically authorized to sign such documents.

ARTICLE 21

Severability of Provisions

If any provision of this Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall not affect the validity or enforceability of any other provision of this Agreement.

ARTICLE 22

Assignment of Agreement

Other than as otherwise provided for in this Agreement, so long as Executive is engaged by the Company pursuant to this Agreement, the Company shall not assign this Agreement without Executive’s prior written consent, which consent shall not be unreasonably withheld. Executive may not assign this Agreement.

ARTICLE 23

Governing Law and Venue

This Agreement shall be deemed to have been entered into by all parties within the State of Utah and all questions regarding the validity and interpretation of this Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Utah as applied to contracts made and to be performed entirely within Utah without regard to choice of law provisions. The sole and proper venue shall be the City of Tooele and County of Tooele, Utah.

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ARTICLE 24

Arbitration of Disputes

Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association to be held in the City of Tooele and County of Tooele, Utah before a single arbitrator, in accordance with the then-current Employment Arbitration Rules and Mediation Procedures and the Federal Arbitration Act, as modified by the terms and conditions contained in this paragraph. By initialing below, Executive agrees to waive all rights to a jury trial. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

This Agreement to arbitrate is freely negotiated between Executive and Company and is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

ARTICLE 25

Acknowledgment

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

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IN WITNESS, the parties have executed this Agreement in duplicate on the date and year first above written.

Executive,

/s/ William R. Benz
William R. Benz

GenFlat Holdings, Inc.,

By:	/s/ Drew D. Hall
Name:	Drew D. Hall
Title:	Chief Executive Officer

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Appendix A

Other Compensation

IEquity Compensation:

Options: 100,000 (non-qualified)

Exercise Price: FMV (Closing Price) on Grant Date

Grant Date: Date of the Commencement Event

Expiration Date: 60 months from the Grant Date

Vesting Schedule: 50,000 Options vest on the Grant Date, with the remaining Options vesting annually in 25,000 increments on each anniversary of the Grant Date.

The option grant shall be made pursuant to the Company’s 2020 Equity Incentive Plan – Restated, as amended from time to time, and subject to the terms of the Plan’s standard non-statutory stock option agreement.

Executive will be eligible to receive additional equity compensation to be awarded at the discretion of the Compensation Committee of the Board of Directors. Any equity grant shall be made pursuant to the Company’s 2020 Equity Incentive Plan – Restated, as amended from time to time, and subject to the terms of the Plan’s standard agreements.

IICommission Compensation:

None.

IIIBonus Compensation:

Executive will be eligible for annual bonuses, to be awarded at the discretion of the Compensation Committee of the Board of Directors, as follows:

•	Up to 50% salary bonus payable upon the Company reaching $[*] in gross revenue in 2025.
•	Up to 50% salary bonus payable upon the Company reaching $[*] in gross revenue in 2026.
•	Up to 50% salary bonus payable upon the Company reaching $[*] in gross revenue in 2027.
•	Bonuses beyond 2027 to be based on Company performance as determined and approved by the Compensation Committee of the Board of Directors.

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